MINERAL PROPERTY SALE

THIS SALE is made and effective on  Monday, June 30, 2003;

BETWEEN:

         JOSEPH EUGENE LEOPOLD LINDINGER, Geologist of 879 McQueen Drive, in the
         -------------------------------
         City of Kamloops, Province of British Columbia, V2B 7X8;

         (herein referred to as the "Seller")

                                                               OF THE FIRST PART
AND:
         GOLDSTRIKE  INC., a company duly  incorporated  pursuant to the laws of
         ----------------
         the State of Nevada and having its registered and records offices situated Carson City, Nevada; and a business office at 1900 - 1055 West Hastings Street, Vancouver, British Columbia, V6E-2E9

         (herein referred to as the "Purchaser")

                                                              OF THE SECOND PART

RECITALS:

A. WHEREAS the Seller is the recorded and beneficial owner of an undivided 100% interest in certain mineral claims situated in the Kamloops Mining Division, in the Province of British Columbia to be known as the Goldstrike Group of mineral claims, comprising 32 units and covering approximately 700 hectares as depicted as the area outlined in black on the claim map, with specific description of the mineral claims, attached hereto as Schedule " A " (herein called the "Property");

B. AND WHEREAS the Seller has agreed to grant the Purchaser an option to purchase an undivided 100% interest in the Property subject to the Seller holding a retained royalty interest based on the Net Smelter Returns (as hereinafter defined) from the Property;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. INTERPRETATION:

1.01. Definitions:
      ------------
In this Agreement and all Schedules attached hereto, the following terms shall have the meanings assigned to them in this paragraph I:

         (a) "Area of Common Interest" means the area lying within a perimeter of 1 kilometre of any of the boundaries of the Property.

         (b) "Commercial Production" means the operation of the Property or any part thereof as a mine, but does not include milling for the purpose of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced upon the first day of the month following the first 30 successive days during which Mineral Products extracted from the Property have been delivered to a mill, smelter or other refining plant as part of a production plan established in a Feasibility Report, prepared by qualified mining engineers, recommending the commencement of commercial production as an economically viable undertaking.

         (c) "Effective Date" means the date upon which this agreement is signed by both parties.

         (d) "Expenditures" means all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred by the Purchaser in connection with the exploration and development of the Property, including, without limiting the generality of the foregoing:
                  (i) monies expended in maintaining the Property in good standing, including any monies expended in doing and filing assessment work;
                  (ii) monies  expended  in  doing  geophysical  and  geological
                  surveys,  drilling,   assaying  and  metallurgical testing;
                  (iii) monies expended in acquiring Facilities;
                  (iv) all costs and expenses related to the preparation of exploration programs and reporting as to the results thereof; and
                  (v) all costs and expenses related to the preparation of a feasibility report.

         (e) "Facilities" means all mines and plants, including, without limitation, all pits, shafts, haulage ways and other underground workings, and all buildings, plants and other structures, fixtures and improvements and all other property , whether fixed or movable, as the same may exist at any time in or on the Property .

         (f) "Mineral Products" means the end products derived from operating the Property as a mine.

         (g) "Sale" means the Purchaser's option to acquire all of the right, title and interest of the Seller in and to the Property, subject to the Seller's royalty as provided in paragraph 5.

         (h) "Property" shall include the mineral claims described in Schedule "A" hereto, any renewal thereof, and any form of other or additional interest in respect thereof, and any other mineral claims or rights to explore and/or mine which, from time to time, may be acquired in the Area of Common Interest.

         (i) "Royalty" means the percentage of net smelter returns payable to the Seller in accordance with Schedule "B" hereof.
1.02. Schedules:
      ----------
Schedules "A", and "B" are incorporated into this Agreement by reference.

2. REPRESENTATIONS. WARRANTIES AND COVENANTS:

2.01. Seller's Representations and Warranties:
      ----------------------------------------
The Seller represents and warrants to the Purchaser that:

         (a) the Seller is the sole recorded and beneficial owner of a 100% right, title and interest in and to the Property and has the exclusive right to enter into this Agreement and to dispose of an interest in the Property in accordance with the terms of this Agreement;

         (b) the claims comprising the Property were validly located, recorded and issued pursuant to the Mineral Tenure Act of the Province of British Columbia and are currently in good standing in accordance with the provisions of the Mineral Tenure Act",

         (c) there is no dispute, litigation nor any governmental proceeding threatened, pending or current with respect to the Property of which it has notice and the information relating to the Property in Schedule "A" is true and correct;

         (d) the Seller is lawfully authorized to hold the Property and all mining claims comprised herein, and will remain so entitled until his interest in the Property has been duly transferred to the Purchaser as provided for herein; (e) the Property is free and clear of all liens, charges and encumbrances;

         (f) there is no adverse claim or challenge against or to the ownership of or title to any of the mineral claims comprising the Property, nor to the knowledge of the Seller is there any basis therefore or interest therein, and there are no outstanding Agreements or options to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property .

2.02. Seller's Covenants:
      -------------------
The Seller will:
         (a) not, after the exercise of the Sale by the Purchaser, sell, assign, alienate, transfer or in any other way deal with the Property or this Agreement save and except as provided for herein;

          (b) at its sole cost and expense, carry out all reclamation work required as a result of exploration and development work conducted on the Property prior to the Purchaser commencing to incur Expenditures, including, without limitation, the maintenance of reclamation bonds which may be lodged at the date hereof until such time as the Option is exercised, and remove or take remedial action with regard to any materials released by the Seller or its contractors and agents, into the environment at, on or near the Property, prior to the Purchaser commencing to incur Expenditures, for which any reclamation, removal or remedial action is required pursuant to any law, regulation, order or governmental action provided that:
          (i) no such reclamation, removal or remedial action shall be taken except after reasonable advance written notice has been given to the Purchaser, and
          (ii) any such reclamation, removal or remedial action shall be undertaken in the manner so as to minimize any impact on the Purchaser's operations on the Property;

         (c) at all times retain any and all liabilities arising from such prior operations conducted on the Property and from the handling, treatment, storage, transportation or disposal of environmental or similar contaminants on or near the Property by the Seller or by any of the Seller's contractors or agents, save and except that any of such liabilities which are not the subject of active or required reclamation, removal or remedial action at the time of exercise of the Sale will be assumed by and will become the responsibility of the Purchaser as of and from the time of the exercise of the Sale.

2.03. Purchaser's Representations and Warranties:
      -------------------------------------------
The Purchaser represents and warrants to the Seller that:

(a) it is a company duly incorporated, organized and validly subsisting under the laws of the State of Nevada;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, result in the breach of, or accelerate the performance required by any agreement to which the Purchaser is a party;

(d) the execution and delivery of this Agreement will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents or of any rules or regulations of any securities regulatory authorities;

(e) this   Agreement  and  its  execution  have  been  approved  by the Board of
Directors of the Purchaser.

2.04. Survival of Representations and Warranties:
      -------------------------------------------

The representations, warranties and covenants contained in this Agreement are conditions on which the parties have relied in entering into this Agreement and shall survive the execution hereof and the acquisition of any interest in the Property by the Purchaser hereunder and each party will indemnify and save the other harmless from a11 1oss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement. A party may waive any of such representations, warranties, covenants, agreements or conditions in full or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation, warranty, covenant, agreement or condition.

3. Sale:
   -----

3.01. Grant of Sale:
      --------------

The Seller hereby grants to the Purchaser the sole and exclusive right and option to acquire an undivided 100% right, title and interest in and to the Property free and clear of all charges, encumbrances and claims save and except for the obligation to pay the Royalty to the Seller in the event of the Property achieving Commercial Production.

3.02. Completion and maintenance of Sale:
      -----------------------------------
In order to maintain the Sale in good standing, the Purchaser shall:

         (a) on the Effective Date, pay to the Seller the sum of $5,000 Canadian and allot and issue to the Seller 50,000 common shares in its capital;

         (b) Within the 120 day period after the Effective Date, pay $3520.00 ($3200 as one half of the value for the work program and $320 for tenure maintenance filing fees) to the seller to complete an assessable exploration work program of sufficient value in order to maintain the property for at least one year past the current claim expiry date. Within 90 days past the current claim expiry date of November 1, 2003, pay an additional $3200 for the remainder of the completed work program and a completed assessment report. Of which 2 copies will be sent to the Ministry of Energy and Mines and up to two copies to the Purchaser.

         c) pay all applicable claim maintenance recording fees as part of the property maintenance requirements as explained in 3.02 (b) above.

3.03. Exercise of Sale:
      -----------------

Upon the Purchaser having made the payment, and share allotment described in paragraph 3.02, the Purchaser will have exercised the Sale and will have a 100% right, title and interest in and to the Property free and clear of all charges, encumbrances and claims save and except for the obligation to pay the Royalty to the seller once the Property has been placed into Commercial Production.

3.04. Sale only:
      ----------

This is a sale only and after the Purchaser has paid to the Seller the sum of $5,000 and allotted and issued to the Seller 50,000 shares in its capital, as provided for in subparagraph 3.02 a) hereof, the Purchaser shall be under no further obligation to make any further payments, share allotments and issuances, nor to incur any Expenditures as described in subparagraphs 3.02(b), (c), and
(d). Any further Expenditures are entirely at the election of the Purchaser.

3.05. Right of Entry:
      ---------------

During the currency of this Agreement, the Purchaser and its servants, agents and independent contractors shall have the sole and exclusive right in respect of the Property to:
         (a) enter thereon;

         (b) have exclusive and quiet possession thereof;

         (c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as the Purchaser in its sole discretion may deem advisable;

         (d) bring upon and erect on the Property buildings, plant, machinery and equipment as the Purchaser may deem advisable; and

         (e) Remove therefrom and dispose of reasonable quantities of ores, minerals and metals for the purposes of obtaining assays or making other tests.

3.06. Division of Proceeds on Sale of Ore:
      ------------------------------------
In the event that the Purchaser, prior commercial production, sells ores removed from the Property for the purpose of bulk sampling, the Purchaser shall immediately pay 10% of the proceeds of any and all such sales to the Seller.

3.07. Transfer of Property:
      --------------------
Upon the Effective Date, and after receipt of the $5000 cash payment and 50,000 common shares in the capital of the Purchaser, the Seller shall deliver to executed Bills of Sale in recordable form transferring the Seller's title in the Property to the Purchaser. The Purchaser shall be entitled to record such Bills of Sale at its own cost with the appropriate government office to effect legal transfer of the Property into the name of the Purchaser, PROVIDED that the Purchaser shall hold the Property subject to the terms and conditions of this Sale.

3.08. Reduce the Size of the Property:
      --------------------------------
Upon the Effective Date, and after receipt of the $5000 cash payment and 50,000 common shares in the capital of the Purchaser, the Purchaser has the right to reduce the size of the property at its own discretion PROVIDED that the Purchaser gives the Seller a written notice 30 days in advance.

4. SELLER'S ROYALTY INTEREST:

4.01. Payment of Royalty:
      -------------------
Upon Commercial Production being achieved, the Purchaser shall pay to the Seller the Royalty equal to 2% of net smelter returns in accordance with the provisions of Schedule "B".

4.02.  Seller's Election to Receive Royalty in Gold:
       ---------------------------------------------
The Seller shall be entitled to elect to receive his Royalty Entitlement either in cash or in gold valued at its current trading value upon the London Exchange upon the date of payment. Should the Seller wish to exercise his sale to receive his Royalty in gold, he must notify the Purchaser in writing of such election within 40 days of the end of the specific quarter of the Fiscal Period in respect of which the Royalty is payable.

4.03. Purchaser's Right to Purchase and Extinguish One-Half of Seller's Royalty:
      --------------------------------------------------------------------------
The Seller hereby grants to the Purchaser an irrevocable option to purchase and extinguish up to one-half of the Seller's Royalty by delivering Notice of its Intention to do so upon the terms herein specified to the Seller within 120 days of Commercial Production being achieved. The Notice of Intention shall specify the proportion of the Seller's Royalty Interest which the Purchaser wishes to purchase and extinguish, and the price payable therefore, which shall be the sum of $500,000 for each one-half percent Net Smelter Return Royalty Interest to be purchased and extinguished. Upon Closing, the Purchaser shall pay to the Seller the purchase price so calculated, and the Seller shall deliver to the Purchaser a Transfer Document and/or Release whereby up to one half of the Seller's Royalty Interest (equal to a one percent (1.0%) Net Smelter Return) is transferred to the Purchaser, together with such other assurances, certificates and documents as the Purchaser may reasonably require.

5. TERMINATION:

5.01. The provisions of this paragraph shall apply on termination of this Agreement pursuant to the terms of this paragraph and pursuant to the terms of subparagraph 8.01 which deals with a default of the Purchaser hereunder:

         (a) The Purchaser, when it has paid the sum of $5,000 and allotted and issued to the Seller 50,000 common shares in its capital as provided for in subparagraph 3.02(a) hereof, may terminate this Agreement by giving the Seller 30 days' written notice sent by registered mail.

         (b) Except as expressly herein provided, upon termination, the Purchaser shall cease to have any liabilities or obligations under this Sale, except for such liability or obligation which theretofore should have been performed.

         (c) On termination the Purchaser shall:
          (i) provide the Seller with copies of all maps, plans, reports and documents in its possession with respect to the Property;
          (ii) be granted by the Seller a period of 90 days following such termination to remove any and all equipment placed on the Property by the Purchaser, PROVIDED THAT, should it prove impossible by reason of inclement weather conditions for the Purchaser to effect such removal within such period, the Purchaser shall be allowed such an additional period, not to exceed 60 days, as may be reasonably required. The failure of the Purchaser to remove the said equipment within the time indicated shall result in forfeiture of the equipment to the Seller;
          (iii) ensure that the mining claims comprising the Property at the time or termination shall be in good standing for at least 1 year following the date of termination.

6. POWER TO CHARGE PROPERTY:

6.01. At any time after the Purchaser has exercised the Sale, the Purchaser may grant mortgages, charges or liens (each of which is herein called a "Mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by the Seller, it shall be a term of each Mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the Mortgage shall hold the same subject to the Royalty as if the mortgagee or any such person had executed this Agreement as party of the first part.

6.02 Nothing in this sale shall prevent the purchaser from optioning or selling the property in whole or in part to a third party subject to the purchaser maintaining the terms of this agreement.

7. DEFAULT:

7.01. Consideration Default:
      ---------------------
Should the Purchaser fail to meet its obligations in paragraph 3.02, the Seller may terminate this Agreement, but only if:

         (a) it shall have first given to the Purchaser a notice of default containing particulars of the obligation which the Purchaser has not fulfilled; and

         (b) the Purchaser  does not,  within 40 days  following the delivery of
         such  notice  of  default,   cure  such  default  by  fulfilling   such
         obligation.

8. AREA OF INTEREST:

8.01. The mineral rights to any ground within the Area of Common Interest found to be unstaked and subsequently staked by one of the Parties shall become subject to this Agreement. Mineral claims or mineral rights held by either the Purchaser or the Seller within the Area of Common Interest prior to the execution of this Sale Agreement shall also become subject to this Agreement.

9. GOVERNMENTAL REQUIREMENTS:
9.01. The Purchaser shall be responsible for the compliance with all governmental rules and regulations as may from time to time be in effect, and further the Purchaser shall be responsible for the posting of any bonds necessary for the reclamation or rehabilitation of the Property as required by any governmental agency, and further the Purchaser hereby agrees to obtain the consent of all governmental agencies and to obtain the permits necessary for the carrying out of its operations and the Seller hereby agrees to cooperate with the Purchaser in obtaining such permits or licenses as may be required.

10 CONFIDENTIALITY OF INFORMATION:

10.01. The parties hereto shall treat all data, reports, records and other information relating to this Agreement as confidential. While this Agreement is in effect neither party hereto shall, without the express written consent of the other, disclose to any third party any information concerning the results of the operations hereunder nor issue any press releases concerning this Agreement or its exploration operations except where such disclosure is mandatory under the law or is deemed necessary by the Purchaser's counsel for the satisfaction by the Purchaser of its obligations to applicable securities regulatory bodies. Due consideration shall be given to present and future governmental regulations with respect to such data disclosures.

11. FORCE MAJEURE:

11.01. Neither of the Parties hereto shall be deemed to be in default in respect of non-performance of its obligations hereunder if and so long as its non-performance is due to strikes, lockouts, fire, explosion, tempest, unusually severe weather, inability after diligent effort to obtain workmen or materials, or any other cause (whether similar or dissimilar to those enumerated) beyond its control, but lack of finances shall in no event be deemed to be a cause beyond a Party's control. Any Party prevented from carrying out any obligation by force majeure shall promptly give the other Party notice of the force majeure, including reasonably full particulars thereof. A Party shall use reasonable diligence to remedy a force majeure, but shall not be required against its better judgment to settle any labour dispute or contest the validity of any labour regulation.

12. NOTICES:

12.01. Any notice required or permitted hereunder shall be sufficiently given if delivered or transmitted by electronic facsimile transfer or sent by registered or certified mail, postage prepaid to the parties hereto addressed as follows:

If to the Seller:
JOSEPH  E.L. LINDINGER
879 McQueen Drive
Kamloops, BC, V2B 7X8
FAX 250-554-6887

If to the Purchaser:
GOLDSTRIKE INC.
Attn. Dr, Ken Cai,#1900 - 1055 West Hastings Street,
Vancouver, B.C., V6E-2E9.
Fax No. (604) 828-2269

or such other address as the parties may from time to time designate for themselves in writing, and such notice so delivered by hand or cabled, telegrammed, telegraphed, telefaxed or mailed shall be deemed to have been received at the time of delivery or at the latest on the business day following the cabling, telegramming, telefaxing or telegraphing, or on the seventh business day following the mailing thereof.

13. ARBITRATION:

13.01. In the event that there is any disagreement, dispute, controversy (hereinafter collectively called a "Dispute") between the parties hereto with respect to any matter arising under this Sale or bearing upon the construction or interpretation hereof, then the dispute shall be referred to and determined by arbitration ("Arbitration").

13.02. The Arbitration shall be conducted in accordance with the Commercial Arbitration Act of British Columbia and the decision of the arbitrator or arbitration committee shall be made within 45 days following the appointment of the arbitrator or the constitution of the committee and such decision shall be conclusive and binding upon each of the parties hereto.

13.03. The costs of the Arbitration shall be borne equally between the parties hereto to the dispute unless otherwise determined by the arbitrator or the arbitration committee in the written award.

14. APPLICABLE LAW:

14.01. This Agreement shall be construed in accordance with the laws of the Province of British Columbia, the laws of Canada, the laws of the State Of Nevada, and the laws of the United States applicable therein.

15. FURTHER ASSURANCES:

15.01. Each of the Parties hereto shall, from time to time and at all times, do such further acts and deliver all such further assurances, deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

16. ALTERATIONS AND ADDITIONS:

16. 01. If, at any time during the currency of this Agreement, the parties hereto shall mutually deem it necessary or expedient to make any alteration or addition to this Agreement they shall do so by means of a supplemental written agreement between them, executed in the same manner as this instrument.

17. ENUREMENT:

17.01. All terms, covenants, provisions and conditions of this Agreement shall run with and be binding upon the Property during the term hereof.

18. TIME OF THE ESSENCE:

18.01. Time shall be of the essence of this Agreement.

19. SUCCESSORS AND ASSIGNS:

19.01. This Agreement shall be binding upon and shall enure to the benefit of each of the Parties hereto and their respective permitted successors and assigns.

20 COUNTERPARTS:

20.01. This Agreement may be signed in counterparts. Copies of this Agreement, each signed by one or more of the parties hereto, shall, together with copies signed by all other parties, constitute a complete Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.

SIGNED, SEALED AND DELIVERED in the presence of:

                                                /s/ Leo Lindinger
-----------------------------------             -------------------------------
Witness                                         JOSEPH EUGENE LEOPOLD LINDINGER
-----------------------------------
Address
-----------------------------------
Occupation




The Corporate Seal of GOLDSTRIKE INC.
was hereunto affixed in the presence of:


/s/ Ken Cai
------------------------------------
Authorized signatory